Exhibit 99.1

Indoor Harvest Corp Summarizes 2015 Annual Results to be discussed on CannaInvestor Webcast on March 31, 2016

Houston, Texas, March 31, 2016 — Indoor Harvest Corp (OTCQB:INQD), through its brand name Indoor Harvest®, is a full service, state of the art design-build engineering firm for the indoor and vertical farming industry. The company provides production platforms, mechanical systems and complete custom designed build outs for both greenhouse and building integrated agriculture grows, tailored to the specific needs of virtually any cultivar. The Company is providing a summary of results for fiscal year 2015 and will be presenting today at 4:00 PM EST at the CannaInvestor Webcast.

The CannaInvestor Webcast will include presentations from both privately-held and publicly-traded companies, and industry professionals. Indoor Harvest Corp (INQD) presentation will be approximately 15 to 30-minutes long and followed by a Q&A. The CannaInvestor Webcast is a great opportunity for its online audience to research industry companies without taking time-off from work, paying registration fees and incurring travel-related expenses.

Cannabis investors, analysts, executives, media, and consumers who would like to attend the free online webcast, please click on the link http://www.cannawebcast.com and visit the Registration Page. After you register you will receive a link via e-mail to access the webcast on presentation day. To view the recorded presentations please visit http://www.youtube.com and search for CannaInvestor Webcast two weeks after the live presentation.

"The CannaInvestor Webcast is an online interactive platform that will assist us in increasing our awareness and exposure, while giving us an opportunity to talk about how we’re scaling and growing our business and to be able to discuss the results of our fiscal year 2015. We've now transitioned out of development stage and are currently generating revenue from engineering and construction contracts," stated Chad Sykes, Indoor Harvest Corp founder and CEO.

Our CEO and Founder recently released a shareholder letter discussing operations and current sales pipeline at the following link:

https://www.linkedin.com/pulse/article/shareholder-letter-from-indoor-harvest-corp-ceo-chad-sykes

Results of Operations

Late in the third quarter of 2015, the Company began offering its products and services to clients in the indoor farming industry.

For the fiscal year ended December 31, 2015 we generated revenue of $89,200 with cost of sales of $64,668 resulting in gross income of $24,532. We did not generate any revenue as of December 31, 2014.

For the fiscal year ended December 31, 2015 and December 31, 2014, we incurred $1,279,597 and $443,541, respectively, in operating expenses. The increase in our operating expenses are due to increases in costs related to additional payroll costs, building lease, increased operational activities and professional expenses related to being a publicly traded Company.
Our expenses related to research and development for the fiscal year ended December 31, 2015 and December 31, 2014 were $20,518 and $36,080, respectively. The decrease in research and development expenses was due to decreased costs associated with our collaborative R&D partnerships, in which we share some costs associated with R&D with our partners.

As of December 31, 2015 we had total liabilities of $110,147, while at December 31, 2014, we had total liabilities of $21,245. The increase was the result of accrued payroll expenses from hiring new employees, accounts payable and accrued expenses, billings in excess of costs and estimated earnings, and deferred rent on our building lease.

Liquidity and Capital Resources

As of December 31, 2015, we had $168,804 in total current assets. We had current liabilities of $76,885 as of December 31, 2015. Accordingly, we had a working capital deficit of $91,919 as of December 31, 2015.

Operating activities used $704,230 in cash for the year ended December 31, 2015, as compared with $411,335 used for the year ended December 31, 2014. Our negative operating cash flow for the year ended July 31, 2015 was mainly a result of our net loss for the period, offset by the effects of depreciation, loss on the sale of the asset, stock issued for services, increase in accounts receivable, inventory and prepaid expense, the increase in accounts payable and accrued liabilities and decrease in costs and estimated earnings in excess of billings for the ongoing projects, decrease in accrued compensation and a decrease in deferred rent.

Investing activities for the year ended December 31, 2015 used $67,795 in cash, as compared with using $163,763 for the year ended December 31, 2014.

Financing activities for the year ended December 31, 2015 generated $461,262 in cash, as compared with $864,750 for the year ended December 31, 2014. Proceeds from financing activities consisted primarily of proceeds from issuance of common stock for cash.

"We have recently secured some short term bridge financing of $250,000 to accelerate some key activities to service our sales pipeline. We will also soon be filing a registration statement with the SEC per our Equity Purchase Agreement with Kodiak Capital. Once effective, we will have the ability to raise up to $2,000,000 through sales to Kodiak. We are also considering other sources of capital to fund growth, repay our bridge round and fund expansion in 2016", stated Mr. Sykes, CEO.

Current Projects

Equipment Sales

In October, 2015, we received a $8,110 deposit towards a $16,220 equipment package for a custom designed shallow raft platform for a research project in Michigan.

In November, 2015, we received an order for a $89,200 equipment and installation package for our Low Tide VFRack system for a small owner-operator indoor microgreen farm. Installation was completed in December 2015.

In March, 2016, we received an order for discounted equipment to be used by the Department of Agricultural and Biosystems Engineering department at the University of Arizona. We agreed to provide equipment at cost for this project with $13,637 invoiced to date.

Design-Build, EPCM Agreements

On October 6, 2015, we entered into a design-build, EPCM, cost plus, original equipment manufacturer ("OEM") agreement, with a specialty building integrated agricultural cultivation facility in Colorado. The design-build agreement is to develop a 2,000 square foot customer specified platform and to provide pricing for OEM services. On October 26, 2015, an earnest money deposit of $5,000 was paid to begin design work. Design work was completed in January 2016 and we are now currently in discussions with the client to move towards prototyping and providing OEM services for all of their facilities.

On October 15, 2015, we entered into a design-build, EPCM, cost plus agreement, to engineer the cultivation and mechanical systems for a 38,000 square foot, building integrated agricultural cannabis production facility in Maryland. On October 21, 2015, an earnest money deposit of $10,000 was paid to begin initial assessments. The project is currently on hold due to delays in the Maryland cannabis licensing process. The client was given an initial estimate assessment of $3.4 million to complete the project prior to signing the design-build, EPCM, cost plus agreement.

On March 8, 2016, we entered into a design-build, EPCM contract for a 7,000 sq. ft. cannabis production facility in Alaska. The contract includes an EPCM agreement for HVAC, LED lighting and facility controls. The contract also includes an equipment schedule to provide 59 HPA units, 3 process skids with an estimated (not to exceed) contract price of $446,220, which included a $35,000 deposit to begin design work. Upon completion of the first phase of design work, additional pricing will be provided to the client for HVAC, LED lighting and facility controls, which are not currently covered in the contract price.

Current Sales Pipeline

Earlier this year we signed an agreement with IGES Canada, Ltd. (IGES) to provide Engineering, Procurement and Construction (EPC) services for controlled environment agriculture (CEA) in their current and developing portfolio of 15 facilities across several countries. IGES is a Transition-Oriented Enterprise that works with global policy makers, governments and local stake holders toward creating real economic and social benefits for local populations, while reducing any potential negative environmental impacts. The initial facility anticipated to be executed under this agreement will be a 22,000 sq. ft. vertical farm in Pennsylvania. Should the project proceed forward as expected, the first phase is currently estimated at $4.7 Million.

In addition to the key projects already discussed, our current sales pipeline includes 16 facility design-build negotiations, with 6 in early-to-mid stage discussions for a total of 109,000 sq. ft., and 10 in late-stage negotiations covering an additional 277,000 sq. ft. of production. Currently, our potential client base is nearly evenly split, with 44% in Cannabis and 56% in edible produce production. The Company's total immediate sales pipeline that has moved into late-stage negotiations is estimated to exceed $8 million. We have executed three design-build agreements to date with two additional agreements expected to be signed in the coming 30-45 days.

"We are averaging 10 requests for proposal a week currently. Our ability to offer equipment and project financing through Noesis is accelerating our discussions with clients. We are also getting referrals through our business-to-business partners and have begun rolling out our authorized dealer programs. Later this summer we will begin rolling out financed retrofit packages for existing cannabis producers who are looking to replace their lighting and HVAC systems to more energy efficient systems," further stated Chad Sykes, CEO.

Consistent with the SEC’s April 2013 guidance on using social media outlets like Facebook and Twitter to make corporate disclosures and announce key information in compliance with Regulation FD, Indoor Harvest is alerting investors and other members of the general public that Indoor Harvest will provide weekly updates on operations and progress through its social media on Facebook, Twitter and Youtube. Investors, potential investors and individuals interested in our company are encouraged to keep informed by following us on Twitter, YouTube or Facebook.
Facebook: http://www.facebook.com/indoorharvest
Twitter: http://www.twitter.com/indoorharvest
Youtube: http://www.youtube.com/indoorharvest

ABOUT INDOOR HARVEST CORP

Indoor Harvest Corp, through its brand name Indoor Harvest®, is a full service, state of the art design-build engineering firm for the indoor farming industry. Providing production platforms and complete custom designed build outs for both greenhouse and building integrated agriculture (BIA) grows, tailored to the specific needs of virtually any cultivar. Our patent pending aeroponic fixtures are based upon a modular concept in which primary components are interchangeable. Visit our website at http://www.indoorharvest.com for more information about our Company.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Indoor Harvest and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “estimates,” “believes,” “anticipates,” “intends,” expects” and similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Indoor Harvest’s current expectations and beliefs concerning future developments and their potential effects on Indoor Harvest. There can be no assurance that future developments affecting Indoor Harvest will be those anticipated by Indoor Harvest. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. Indoor Harvest undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:
Indoor Harvest Corp
CEO, Mr. Chad Sykes
713-410-7903
ccsykes@indoorharvest.com

INDOOR HARVEST CORP
BALANCE SHEETS
December 31, 2015 and 2014

	2015	2014
ASSETS
Current assets:
Cash	$100,906	$411,669
Accounts receivable	59,200	-
Inventory	7,001	-
Prepaid expenses	1,697	-

Total current assets	168,804	411,669

Furniture and equipment, net	193,737	170,454
Security deposit	12,600	12,600
Intangible asset, net	9,318	2,000
Other assets	48,783	68,083
Total assets	$433,242	$664,806

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable & accrued expenses	$40,891	$7,185
Accrued payroll	6,285	5,034
Deferred rent	9,778	9,026
Billing in excess of costs and estimated earnings	19,931	-
Total current liabilities	76,885	21,245

Long term liabilities
Note payable	33,262	-
Total liabilities	110,147	21,245

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 authorized; none shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively
Common stock: $0.001 par value, 50,000,000 shares authorized; 11,204,571 and 9,252,388 shares issued and outstanding at December 31, 2015 and 2014, respectively	11,204	9,251
Additional paid-in capital	2,233,663	1,299,389
Less: Stock subscription receivable	-	(10,000)
Accumulated deficit	(1,921,772)	(655,079)
Total Stockholders' equity	323,095	643,561
Total liabilities and stockholders' equity	$433,242	$664,806

INDOOR HARVEST CORP
STATEMENTS OF OPERATIONS
December 31, 2015 and 2014

	2015	2014

Revenues	$89,200	$-
Cost of Sales	64,668	-
Gross Income	24,532	-

Operating Expenses
Depreciation expense	$46,444	$16,715
Research and development	20,518	36,080
Professional fees	239,544	148,791
General and administrative	973,091	241,955
Loss from operations	(1,279,597)	(443,541)

Other income (Expense)	(11,628)	259
Net loss	$(1,266,693)	$(443,282)

Net loss per common share:
Net loss per share, basic and diluted	$(0.12)	$(0.05)

Weighted average number
of common shares outstanding:
Basic and diluted	10,202,294	8,235,457

INDOOR HARVEST CORP
STATEMENTS OF SHAREHOLDERS' EQUITY
For the Years Ended December 31, 2015 and 2014

	Preferred Stock, $0.01 Par Value		Common Stock, $0.001 Par Value
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Subscription Receivable	Total Stockholders' Equity (Deficit)

Balances, December 31, 2013	-	-	6,505,381	$6,505	$359,134	$(211,797)	$-	$153,842

Issuance of common stock	-	-
For cash	-	-	2,474,000	2,474	872,276	-	(10,000)	864,750
For services	-	-	273,007	272	67,979	-	-	68,251
Net loss	-	-	-	-	-	(443,282)	-	(443,282)

Balances, December 31, 2014	-	-	9,252,388	9,251	1,299,389	(655,079)	(10,000)	643,561

Issuance of common stock
For cash	-	-	836,000	836	417,164	-	-	418,000
For services	-	-	1,116,183	1,117	517,110	-	-	518,227
Collection of stock subscription receivable	-	-	-	-	-	-	10,000	10,000
Net loss	-	-	-	-	-	(1,266,693)	-	(1,266,693)

Balances, December 31, 2015	-	-	11,204,571	$11,204	$2,233,663	$(1,921,772)	$-	$323,095

INDOOR HARVEST CORP
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2015 and 2014

	2015	2014
Cash flows from operating activities:
Net loss	$(1,266,693)	$(443,282)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	46,444	16,715
Loss on the sale other asset	10,050	-
Stock issued for services - related party	295,828	68,251
Stock issued for services	222,399	-
Changes in operating liability:
Decrease in deferred rent	752	-
Increase in other assets	-	(68,083)
Increase in accounts receivable	(59,200)	-
Increase in inventory	(7,001)	-
Increase in prepaid expense	(1,697)	-
Increase in accounts payable and accrued expenses	33,706	15,064
Decrease in costs and estimated earnings in excess of billings	19,931	-
Decrease in accrued compensation	1,251	-
Net cash used in operating activities	(704,230)	(411,335)

Cash flows from investing activities:
Proceeds from sale of equipment	9,250	-
Cash paid for security deposit	-	(12,600)
Purchase of equipment	(77,045)	(151,163)
Net cash used in investing activities	(67,795)	(163,763)

Cash flows from financing activities:
Proceeds from note payable	36,100	-
Repayments of note payable	(2,838)	-
Collection of stock subscription receivable	10,000	(10,000)
Issuance of common stock for cash	418,000	874,750
Net cash provided by financing activities	461,262	864,750

Increase cash and cash equivalents	(310,763)	289,652
Cash and cash equivalents at beginning of period	411,669	122,017
Cash and cash equivalents at end of period	$100,906	$411,669

Supplementary disclosure of non-cash financing activity:
Sale of stock for subscriptions receivable	$-	$-

Supplementary disclosure of cash flow information:
Cash paid during the period for:
Interest	$1,482	-
Income taxes	$-	-